EXHIBIT 5
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                                May 16, 2006



   Securities and Exchange Commission
   100 F Street, NE
   Washington, D.C.  20549

        Re:  Newell Rubbermaid Inc. - Registration of
             Common Stock, Par Value $1.00 Per Share, on Form S-8
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   Ladies and Gentlemen:

        We have acted as counsel to Newell Rubbermaid Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 17,436,840 shares of the Company's common stock, par value $1.00 per share, and the related Purchase Rights attached thereto (the "Common Stock"), issuable under the Newell Rubbermaid Inc. 2003 Stock Plan (As Amended and Restated Effective February 8, 2006) (the "Plan").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based on the foregoing, it is our opinion that the shares of the Common Stock, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN LLP


                                      By:  /s/  Lauralyn G. Bengel
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                                           Lauralyn G. Bengel